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                                                                   EXHIBIT 99.1

                                 [NASDAQ LETTERHEAD]



SHARON M. ZACKFIA
ANALYST, MARKET LISTING QUALIFICATIONS

September 5, 1997

Mr. David K. Moskowitz
Senior Vice President and General Counsel
Echostar Communications Corp.
90 Inverness Circle East
PO Box 6552
Englewood, CO 80155

Dear Mr. Moskowitz:

We have completed our review of the information you provided in your letter and submission dated August 23, 1997 regarding Echostar Communication Corporation's (the "Company") compliance with Marketplace Rule 4450(a)(3). Based on the facts provided and the Company's representations, we have determined that the Company will remain listed on the Nasdaq National Market.

When appropriate, we may consider the use of other measures in determining eligibility for continued inclusion. As such, while the Company does not have a definitive, near term remedy for its net tangible asset deficiency, it has represented a compelling discussion regarding the nature of its non-compliance. However, we request that the Company provide us with prompt notification of any significant event that may cause a material change in the financial or operational character or market capitalization of the Company. This affords Nasdaq the opportunity to review the impact of the event on the Company's financial status. In addition, please note that the Company will be subject to Nasdaq's new listing criteria February 23, 1998.

Nasdaq values its relationship with the Company and looks forward to our continued association. If you have further questions, please do not hesitate to contact me at (202) 496-2602.

Sincerely,


/s/ SHARON M. ZACKFIA
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Sharon M. Zackfia